Exhibit 99.1

Press Release

TITAN ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR SECOND QUARTER 2004

Record Quarterly Revenues Expected to be $510 to $515 Million

Special Charges Contribute to Projected Quarterly Net Loss of $62-$78 Million, or Net Loss of $0.74-$0.93 Per Share

Titan Cites Strong Backlog, New Business Opportunities, and Senior Management Retention as Drivers for Expected Continued Growth

San Diego – July 8, 2004 – The Titan Corporation (NYSE: TTN) today announced preliminary financial results for the second quarter ended June 30, 2004, noting that the company’s quarterly close procedures have not been completed for that period.  The preliminary results are being provided to give an update on Titan’s operations.  The preliminary results are also being provided to announce material costs and charges expected to be recorded by Titan in the second quarter.  Final results for the quarter ended June 30, 2004 are expected to be released in the first week of August 2004.

Titan expects record revenues for the second quarter of 2004 in the range of $510 million to $515 million, reflecting a growth rate of 16-18% over the second quarter of 2003.  Sequential growth over the first quarter of 2004 is expected to be 10-11%.  Revenues from Titan’s National Security Solutions businesses increased significantly in the services and systems integration areas.

Projections for the company’s net loss for the quarter and net loss per share include certain expected charges that have not yet been finally determined.  The estimated range of the net loss is expected to be $62-$78 million, or $0.74-$0.93 per share, comprised of the following anticipated results and charges:

•                  Net loss from continuing operations of $27-$38 million, which includes:

•                  Operating profit of $33-$35 million, before merger-related costs, government investigation costs and reserves, asset impairments, and interest expense;

•                  Merger-related and government investigation costs incurred of approximately $8-$9 million;

•                  Accruals of reserves relating to the estimated additional costs to reach resolution with the government on the Foreign Corrupt Practices Act (FCPA) investigations of $26-$32 million, which are not expected to be tax deductible; and

•                  Asset impairment charges within continuing operations of $20-$25 million;

•                  Interest expense of approximately $9 million;

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•                  An estimated tax provision on the operating profit above at an effective rate of 40%; and an estimated tax benefit on the merger-related and government investigation costs, asset impairment charges, and interest expense items above at an effective 40% tax rate.

•                  Loss on Discontinued Operations (net of tax) of approximately $35-$40 million.

“Our Board of Directors and management have completed plans for exiting non-core and under-performing businesses that have negatively impacted earnings and cash flow in the past.  This strategy will allow us to focus on our National Security Solutions businesses, where we are clearly one of the leading providers,” said Gene W. Ray, chairman, chief executive officer, and president.

“During the second quarter, Titan continued to generate strong revenue growth in our business of serving our nation’s military, intelligence, and homeland security needs.  We believe that Titan is well positioned to continue its strong revenue growth. In particular:

•                  Our backlog is more than $5 billion, and we are actively hiring to generate revenue on these contracts. We are presently advertising over 900 job openings on Titan’s Web site to help service this backlog;

•                  Titan’s new business opportunities continue to grow, with a healthy pipeline of new contract opportunities;

•                  We have retained all of Titan’s operating general managers, all of whom are committed to delivering continued revenue growth and operating efficiencies,” stated Ray.

Operating Performance

Operating profit margins continued to improve across most business areas, due primarily to economies of scale and favorable contract mix.  However, these margins will be more than offset in the second quarter by the charges and costs listed above.

As previously disclosed, Titan had reserved $3 million as of December 31, 2003 for resolution of the government FCPA investigations. Titan now estimates the incremental cost to resolve this matter with the government will be $26 - $32 million.  The company is continuing to cooperate fully with the government to resolve the investigations.  The actual provision to be recorded in the second quarter will be determined at the time final earnings are released in early August.

The operating loss for the second quarter of 2004 is also expected to reflect approximately $20 - $25 million in asset impairment charges.  Approximately half of these charges pertain to impairment of fixed assets directly related to the termination of a program by a civilian government agency in the second quarter, and a reduction in scope of planned business activities in Saudi Arabia.  The remainder of these estimated charges are related to a reduction in the estimated realizable value of SureBeam-related assets that were transferred to Titan in an April 2004 bankruptcy court settlement as collateral for the $25 million owed by SureBeam to Titan, and a charge for impairment of a technology license Titan purchased from SureBeam in 2001. Our current estimates indicate insufficient future business and cash flows to recover the carrying value of these assets.

Discontinued Operations

Titan also announced today that it has put up for sale its non-core Datron World Communications business and its Titan Scan Technologies service business.  Titan expects to record after-tax charges in discontinued operations of approximately $24-$28 million in the second quarter of 2004 related to the disposal of these two businesses.  The charges are comprised of approximately $18 million of non-deductible impaired intangible assets, mostly goodwill, and fixed asset values not expected to be recovered in the disposal of these businesses.

Titan also expects to record a charge of approximately $11 million, after-tax, pertaining to our discontinued Titan Wireless activities in Benin, Africa.  This charge, principally the result of the Benin customer’s cash flow deficiencies and inability to obtain adequate financing, represents a full allowance for the remaining amount of the past-due $14.5 million receivable on the underlying Benin contract, plus an additional $4 million accrual related to a contingent liability associated with a subcontractor on this project.

Liquidity

Days sales outstanding (DSO’s) were down sequentially in the quarter to approximately 77 days from 84 days at March 31, 2004, and up from 72 days at December 31, 2003.  Availability under Titan’s senior credit facility at June 30, 2004 was $75 million.  Bank debt, net of cash on hand, increased by approximately $20 million during the second quarter.  The primary drivers of cash outflows during the second quarter of 2004 included increased receivables due to revenue growth, a $7 million payment to exit a leased facility that was accrued for in 2002, and cash costs related to the merger and the government investigation.  Titan was in compliance with all covenants of its credit facility at June 30, 2004, after reflecting the projected range of all estimated charges and losses described above.

“The merger-related distractions and uncertainties of the last nine months are behind us,” said Ray.  “We will continue to work diligently to resolve the outstanding issues that face Titan.  However, we believe that the heart of the Titan story is a well-positioned national security solutions provider with good growth prospects, a reenergized senior management team, 12,000 experienced, hard-working and dedicated employees, and a corporate culture whose overarching goal is creating shareholder value.”

Annual Meeting of Stockholders Date

Titan also announced that the Board of Directors has established August 19, 2004 as the date of the Annual Meeting of Stockholders of the corporation.

Conference Call Information

As previously announced, Titan management will hold a conference call today at approximately 4:45 p.m. EDT. To participate in today’s call, please use the following numbers:  (888) 423-3280 (domestic) or (612) 332-0530 (international) and enter the following confirmation code: 737937.

A replay of this call will be available beginning today at 8:15 p.m. EDT until July 10, 2004 at 11:59 p.m. EDT.  To access the replay, dial (800) 475-6701 (domestic) or (320) 365-3844 (international) and enter the following access code: 737937.  A live Webcast and Internet replay of the call will also be provided and can be accessed from the Investor Relations section of Titan’s Web site at www.titan.com.  Additionally, all StreetEvents subscribers can access the Webcast from www.streetevents.com.

About Titan

Headquartered in San Diego, The Titan Corporation is a leading provider of comprehensive information and communications systems solutions and services to the Department of Defense, intelligence agencies, and other federal government customers. As a provider of national security solutions, the company has approximately 12,000 employees and annualized sales of approximately $2 billion.

Statements contained in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include, without limitation, the statements of Gene Ray, our expectations and projections of revenue, revenue growth rates, operating profit margins, net loss, diluted net loss per share, and the amount of anticipated charges and costs for the quarter ended June 30, 2004, our estimates of the remaining value of impaired assets, our estimates of the cost to resolve the FCPA investigation and related matters with the DOJ and SEC, our expectations regarding our future prospects, including the sustainability of our growth rates and our ability to bid, win and execute on large contracts.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risk that our actual financial results for the quarter ended June 30, 2004 will materially differ from the preliminary results reported in this press release; risks associated with the company’s dependence on continued funding of U.S. Department of Defense and federal civilian agency programs; contract termination or nonrenewal risks; risks related to the uncertain outcome of existing or future government proceedings, investigations or inquiries arising out of the FCPA investigation; risks related to the uncertain outcome of pending class action and other litigation against us; and other risks described in Titan’s SEC filings.

This press release also contains a discussion of certain non-GAAP financial measures that we believe allow investors and analysts to measure, analyze and compare our financial condition and results of operations in a meaningful and consistent manner.  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in our press release issued earlier today and filed with the SEC, a copy of which is available through the investor relations portion of our website.

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Media Contact:
Wil Williams, Vice President Corporate Communications
(858) 552-9724 or wwilliams@titan.com

Investor Relations Contact:
Rebecca Bergman Mack, The Berlin Group, Inc.
(858) 552-9400 or rmack@berlingroup.com

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please contact: invest@titan.com

For more information on The Titan Corporation,
please visit our website at: www.titan.com
or visit Titan’s investor page at: www.titan.com/investor/